EXHIBIT 99.1

Ventrus Receives Notice Of Allowance For U.S. Patent For VEN 307

U.S. Patent Office Allows Claims For 2% Diltiazem Cream
For Treatment of Anal Fissures

NEW YORK, NY -- Ventrus Biosciences, Inc. announced today  that the claims in its currently pending U.S. Patent Application No. 09/355,928, titled “TOPICAL PHARMACEUTICAL COMPOSITION COMPRISING A CHOLINERGIC AGENT OR A CALCIUM CHANNEL BLOCKER” were found patentable by the U.S. Patent and Trademark Office and a Notice of Allowance was posted on May 26, 2011.

“This is a significant milestone for our company, since this provides patent protection in the U.S. for the method of treatment, recited in the allowed claims, for the topical application of our product VEN 307 (2% diltiazem cream) for the treatment of anal fissures,” said Dr. Russell H. Ellison, M.D., Chairman and CEO of Ventrus Biosciences, Inc.

Upon payment of the required fee, the Letters Patent are expected to issue within a few months, the company said.

About Ventrus

Ventrus is a development stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders. Our lead product is Iferanserin (VEN 309) for the topical treatment of hemorrhoids. Our additional product candidate portfolio consists of two in-licensed late-stage drugs intended to treat anal fissures (VEN 307) and fecal incontinence (VEN 308). The first Phase III clinical trial with VEN 307 has begun in Europe and we expect data to be available in the second quarter of 2012. These candidates are two molecules that were previously approved and marketed for other indications and that have been formulated into our proprietary topical treatments for these new gastrointestinal indications.

About VEN 307

VEN 307 is our proprietary formulation of diltiazem for which we have licensed the exclusive North American rights from S.L.A. Pharma AG, who is conducting a development program in Europe.  When applied topically for the treatment of anal fissures, diltiazem, a drug that has been used for decades for hypertension and angina, dilates the blood vessels supplying the region, reduces anal sphincter tone, and thereby substantially decreases pain.  VEN 307 has progressed through early-stage clinical trials, toxicology studies and manufacturing up to the end of Phase II.

Please Note: The information provided herein contains estimates and other forward-looking statements regarding future events, including the timing and issuance of the Letters Patent for the above-mentioned patent application and the timing of data availability from our Phase III clinical trial for VEN 307. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: delays or other issues involving the application for and  the issuance of the patent for VEN 307; the unpredictability of the clinical development of our product candidates and of the duration and results of regulatory review of those candidates by the FDA and foreign regulatory authorities; the cost, timing and results of clinical trials and other development activities involving our product candidates; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to retain and hire necessary employees and to staff our operations appropriately; and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CONTACT:	Ventrus Biosciences, Inc.
David Barrett
646-706-5208
dbarrett@ventrusbio.com

Source: Ventrus Biosciences, Inc.